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                                                                     EXHIBIT 77H

COLUMBIA FUNDS SERIES TRUST II

For Columbia Absolute Return Multi-Strategy Fund:

During the fiscal year ended May 31, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia Asset Allocation funds, Columbia LifeGoal portfolios and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Absolute Return Enhanced Multi-Strategy Fund:

During the fiscal year ended May 31, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Absolute Return Emerging Markets Macro Fund:

During the fiscal year ended May 31, 2011, Columbia Management Investment Advisers, LLC through its initial capital investment, was owner of record of more than 25% of the outstanding shares of the Fund.